EXHIBIT 99.1

NEWS RELEASE for February 24, 2005 at 7:30 AM EST

Investors:	ChromaVision Medical Systems, Inc.:

Matt Clawson

Stephen T. D. Dixon

Allen & Caron, Inc.	Executive Vice President & CFO
949-474-4300	(949) 443-3355

CHROMAVISION REPORTS FOURTH QUARTER AND
YEAR END 2004 RESULTS

New Diagnostic Services Business Posts 55 Percent Sequential Growth over Q3

SAN JUAN CAPISTRANO, Calif. (February 24, 2005) – ChromaVision Medical Systems, Inc. (Nasdaq: CVSN), a leading provider of specialized diagnostic and laboratory services and technologies for both clinical and drug development applications, today announced that continued growth in its new Diagnostic Services division bolstered its financial results for the fiscal year and quarter ended December 31, 2004.

The Company reported total revenue of $9.8 million for the year ended December 31, 2004, an 18 percent decline compared to the prior year’s total revenue of $11.9 million.  This decline was anticipated due to the significant reduction in medical reimbursement for ACIS assisted testing from 2003 to 2004.  The net loss for the full year 2004 was $19.6 million or $0.41 loss per share, a 148 percent increase from the $7.9 million or $0.21 per share loss in 2003.  The increased loss was substantially due to lower revenues, reflecting reimbursement changes and significant expenditures associated with the company’s new business strategies, especially the build-out and staffing for the Company’s new suite of diagnostic testing services, throughout 2004.

Total revenue for the fourth quarter ended December 31, 2004 was $2.9 million, an 8 percent reduction to the $3.1 million total revenue figure in the fourth quarter of 2003.  Revenue was lower due to a decline in ACIS per use revenue due to lower reimbursement.  While the 2004 fourth quarter revenue was lower than the prior year’s fourth quarter, it grew 12 percent sequentially from the third quarter of 2004.  This was due to $1.3 million of Diagnostic Services revenue in the fourth quarter of 2004, which increased 55 percent compared to the third quarter 2004 amount of $800,000, evidencing the substantial traction that the Company is beginning to generate in this new service offering.  In addition, there was one system sale of equipment in the fourth quarter of 2004 compared to two system sales in the prior year’s fourth quarter.

Ronald A. Andrews, President and CEO, said, “In the fourth quarter, we continued to make important progress in executing the transformation of ChromaVision.  We displayed very strong quarter-over-quarter growth in Diagnostic Services revenue despite the absence of a laboratory license to perform non-technical services for the majority of the fourth quarter, indicating our customers’ willingness to convert to our proprietary methods for breast cancer testing.  With our state laboratory licenses now in place, we are poised for continued strong revenue growth moving forward as we introduce a greatly expanded laboratory service offering for our customers and their patients.  Importantly, we also announced that we are changing the name of the company to Clarient, Inc., effective March 15, 2005, reflecting our new strategy, direction and expanded business plan to serve the cancer diagnostics marketplace in a way that uniquely shows our commitment to ‘Take Cancer Personally’.”

Andrews continued, “In the fourth quarter, we also introduced our Internet-based remote Access program which will enable more laboratories to provide the quantitative diagnostic results required for critical treatment decisions for their patients.  And, finally, we were able to put in place key financing agreements with our credit partners for use in 2005 to support our anticipated growth.  These included $2.3 million of new laboratory equipment financing from GE Life Science and Technology Finance, a unit of GE Commercial Finance, and $3 million of renewed availability under a line of credit facility with Comerica Bank.”

Due principally to the significant expenditures relating to new laboratory facilities, new test validation, and personnel associated with the launch of new laboratory services and the fact that these high cost levels were in place throughout the fourth quarter as the Company anticipated the receipt of its laboratory license, the net loss for the 2004 fourth quarter was $5.8 million or $0.11 loss per share, an increase from the $1.3 million or $0.03 loss per share in the 2003 fourth quarter and the $5.4 million loss sustained in the third quarter of 2004. The cash balance at December 31, 2004 was $10 million. The Company anticipates that the operating loss and use of cash will decline in the coming quarters due to the completion of the principal capital investments in the new laboratory and growing revenues from that operation.

Conference Call & Webcast

The Company will host a conference call and live webcast at 11:30 a.m. (Eastern) today to discuss and review results of operations.  Interested participants may access the live webcast through the Company’s website (www.clarientinc.com).  Web participants are encouraged to go to the website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.  For those unable to participate during the live broadcast, a replay will be available shortly after the call for approximately 30 days.

About ChromaVision Medical Systems, Inc.

ChromaVision provides market leading technologies, services and expert support for the characterization, assessment and treatment of cancer, leading to more accurate diagnoses by pathologists, more confident treatment decisions by oncologists, a more efficient way to identify and develop pharmaceuticals and, ultimately, better outcomes for patients.  A majority-owned subsidiary of Safeguard Scientifics, Inc., ChromaVision was formed in 1997 to develop and market the Automated Cellular Imaging System (ACIS).  This digital imaging and assessment system allowed pathologists, for the first time, to obtain reliable, reproducible quantitative results for a broad range of slide-based diagnostic tests. In 2005, the ACIS and other leading diagnostic technologies such as flow cytometry and genetic testing were brought in-house to a state-of-the-art diagnostic laboratory and surrounded by a team of premiere cancer specialists, forming the ChromaVision laboratory services business.  This facility and the ChromaVision team support the efforts of pathologists and the biopharmaceutical industry as a central resource for cancer diagnostics, disease interpretation, remote pathology, and contract research operations.

ChromaVision’s mission is to provide critical information to clinicians that will improve the quality and reduce the cost of patient care, and speed drug discovery.  Many of the top clinical laboratories, hospitals, university medical centers and biopharmaceutical companies in the United States and Europe are currently using ChromaVision technology and services.  ChromaVision and ACIS are registered trademarks of ChromaVision.  For more information, visit www.clarientinc.com.

About Safeguard Scientifics, Inc

Safeguard Scientifics, Inc. (NYSE: SFE) is a committed strategic growth partner for companies in the Time-to-Volume stage of development.  Time-to-Volume companies are those that are generating revenues from a commercially viable product or service, but are facing new challenges as they scale their businesses to meet market opportunities.  Focused primarily on the information technology and life sciences sectors, Safeguard generally acquires majority ownership interests in companies at this stage of growth.  In addition to expansion capital, Safeguard provides its companies a wide range of operating and managerial expertise to drive their successful growth to become market leaders.  For more information about Safeguard and its strategy, visit www.safeguard.com.

The statements herein regarding ChromaVision Medical Systems, Inc. contain forward-looking statements that involve risks and uncertainty.  Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the Company’s ability to successfully implement its plans to change its name, to reorganize itself into separate business units and to continue to expand its offerings of cancer diagnostic laboratory services, biopharma services and in-sourcing of the Company’s Access remote pathology program,  the performance and acceptance of the Company’s system in the market place, the Company’s ability to expand and maintain a successful sales and marketing organization, continuation of favorable third party payer reimbursement for tests performed using the Company’s system, the ability to obtain additional financing for its business on favorable terms or at all, unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in developing any new software applications, failure to obtain FDA clearance or approval for particular applications, the Company’s ability to compete with other technologies and with emerging competitors in cell imaging and dependence on third parties for collaboration in developing new tests and in distributing the Company’s systems and tests performed on the system, and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.  Recent experience with respect to ACIS placements, new contracts for placements, revenues and results of operations may not be indicative of future results for the reasons set forth above.

The company does not assume any obligation to update any forward-looking statements or other information contained in this document.

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Tables to Follow

ChromaVision Medical Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003

Revenues:
Per-Use, Instrument, and Other Sales	$1,626	$3,142	$7,531	$11,928
Diagnostic Services	1,257	—	2,238	—
Total Revenue	2,883	3,142	9,769	11,928

Cost of revenue	3,215	910	7,440	3,597
Gross profit	(332)	2,232	2,329	8,331
Gross profit %	(11.5)%	71.1%	23.8%	69.8%

Expenses:
Selling, general and administrative	3,418	2,403	13,710	11,384
Diagnostic Services administration	946	—	3,499	—
Research and development	1,033	1,118	4,612	4,754
Total operating expenses	5,397	3,521	21,821	16,138

Other income/(expense)	(36)	(49)	(108)	(59)

Net loss attributable to common stock	$(5,765)	$(1,338)	$(19,600)	$(7,866)

Net loss per common share:
Basic	$(0.11)	$(0.03)	$(0.41)	$(0.21)

Weighted average number of common shares outstanding	51,473,850	38,379,643	48,134,947	37,095,175

ChromaVision Medical Systems, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2004	December 31, 2003

Cash and cash equivalents	$10,045	$1,699
PP&E, net	6,084	5,086
Accounts receivable, net	2,660	2,496
All other assets, net	1,368	1,770

Total Assets	$20,157	$11,051

Total Liabilities	$8,269	$5,032
Stockholders’ Equity	11,888	6,019

Total Liabilities and Stockholders’ Equity	$20,157	$11,051